EXHIBIT 5.1

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
T (212) 335-4500
F (212) 335-4501
W www.dlapiper.com

January 4, 2012

Unilife Corporation

250 Cross Farm Lane

York, Pennsylvania 17406

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We, as counsel to Unilife Corporation, a Delaware corporation (the “Company”), hereby provide this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering a total of 4,998,666 shares of Common Stock, par value $0.01 per share (the “Shares”), issuable pursuant to awards granted or to be granted under the 2009 Stock Incentive Plan of the Company, as amended (the “Plan”).

We have examined copies of the Company’s Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date, the Plan, minutes of all pertinent meetings and actions of the stockholders and Board of Directors of the Company and of the Compensation Committee of the Board of Directors of the Company, and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock. We have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plan, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Plan.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing). No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state of the United States or any foreign jurisdiction.

Based on the foregoing, it is our opinion that the Shares have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

(1) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA Piper LLP (US)